EXHIBIT 10.3


BROOKS, HOUGHTON & COMPANY, INC.
444 Madison Avenue - 25th Floor - New York, NY 10022
Telephone: 212-753-1991 - Facsimile: 212-753-7730


Kevin Centofanti
Executive Director


By Email and Post                                 Confidential


October 7, 2002


Mr. John B. Nano
President and CEO
Competitive Technologies, Inc.
1960 Bronson Road
Fairfield, CT 06430

Re:  Letter Agreement for Financial Advisor, Investment Banker &
     Placement Agent

Dear John:

This letter agreement (the "Letter Agreement") sets forth the terms and conditions upon which Brooks, Houghton & Company, Inc. and Brooks, Houghton Securities, Inc., and their affiliates (collectively, "BHC" or the "Advisor") are hereby retained on an exclusive basis as financial advisor, investment banker and placement agent for Competitive Technologies, Inc., its subsidiaries and affiliates (collectively, "CTT" or the "Company") to provide Services (defined below) in connection with the Company's proposed Transaction (defined below). This Letter Agreement sets forth the agreement between the parties as follows:

As used in this Letter Agreement, Transaction shall mean any transaction involving on a best efforts basis, the sale and purchase of equity or debt issued by the Company (a "Transaction"). In the event that CTT decides to engage in a mergers and acquisition transaction, CTT may engage the Advisor as its representative in such transaction under and pursuant to a separate engagement letter mutually acceptable to the parties.
It is understood that CTT has the right to accept or reject any Transaction arranged by the Advisor on behalf of CTT.

A.   Responsibilities and Services

     The Advisor shall perform the following specific services, on a best efforts basis as requested by and at the direction of the Company:

1. provide a general business and financial analysis of CTT, including transaction feasibility analysis, valuation of the Company's strategic and non-strategic assets, strategic plans and fund-raising alternatives;

2. evaluate and analyze warrant grants for executive compensation, and provide guidance with regard to valuation methodology of such warrants and/or stock grants and the accounting treatment thereof.

3. advise and assist in the preparation of any necessary descriptive memorandum and offering material to be used in connection with the proposed Transaction, which documentation may be used to assist the Advisor in attracting and negotiating with potential investors, and which documentation shall be the property of the Company;

4. consult as to the strategy and process for identifying and initiating discussions with the various investors, lenders and strategic partners that CTT considers appropriate to participate in the Transaction, and to so identify such third parties and, upon prior approval of the Company, initiate such discussions;

5. advise CTT as to the possible terms, form and structure of the Transaction to be negotiated and thereafter assist CTT in its negotiations until such time as the Transaction is closed; and

6. assist and support the Company, on an ongoing basis, with regard to its strategic business plans and positioning the Company to maximize its shareholder value.

     The Company agrees that all inquiries, indications of interest or offers received by the Company prior to this date or at any time during the period of this Letter Agreement with respect to the Transaction shall be referred promptly to the Advisor and therefore shall be considered applicable to this Letter Agreement during the period of the Advisor's engagement pursuant to this Letter Agreement.

B.   Compensation to the Advisor

     1.   Advisory Fee

          CTT agrees to pay BHC a monthly fee of $10,000 payable upon the signing of this Letter Agreement and subsequently on the first day of the month thereafter (the "Advisory Fee") until expiration or termination of this Letter Agreement pursuant to paragraph C below.

     2.   Placement Fee

          If a Transaction is consummated, the Company will pay in full to the Advisor a "Placement Fee" in cash at the initial and all subsequent closing(s) of the Transaction as follows:

          a. Upon the placement of all forms of equity, including shares of preferred stock, the Advisor will be paid a placement fee of 5.0% of the total value of the placement. For purposes of this subparagraph B.2.a., "total value of the placement" shall mean the fair market value of the gross proceeds received from the purchasers of the equity sold in such Transaction.

          b. Upon placement of subordinated term debt, the Advisor will be paid a placement fee of 5% of amounts so raised.

          c. Upon the placement of senior debt, the Advisor will be paid a placement fee of 1.75% of the amount raised.

          If requested by CTT, the Advisor and its legal advisors will be in attendance at all closings of Transactions, and, to the extent practicable, the Advisor will be given at least one week's written notice of any such closing(s).

     3.   Warrants

          At the closing of a Transaction arranged by the Advisor, the Company shall grant to the Advisor five-year warrants (the "Warrants") to purchase a number of shares of the Company's equity equal to 5.0% of the total amount raised in the Transaction. The Warrants shall have an exercise price equal to 110% of the price per share of the Company's equity expressly or implicitly paid by investors associated with the corresponding Transaction, and the Warrants terms shall contain customary terms (including, without limitation, anti-dilution provisions for stock splits, stock dividends, merger and other recapitalization transactions; registration rights; etc.).

     4.   Fairness Opinion Fee

          Upon delivery of any Fairness Opinion required by CTT, CTT shall pay the Advisor a fixed fee of $80,000. Each
          Fairness Opinion rendered will be covered by separate agreements between BHC and CTT.

     5.   Expenses

          CTT agrees to reimburse the Advisor monthly for all reasonable, documented out-of-pocket expenses incurred in connection with providing the services outlined in this Letter Agreement. The Advisor shall not incur expenses, including expenses of third party service providers, which exceed $2,000 per month without CTT's prior written approval.

C.   Terms of Engagement

     The engagement of the Advisor pursuant to the terms of this Letter Agreement shall be effective for 6 months from the date of CTT's acceptance of this Letter Agreement, and may be extended by CTT by written notice to the Advisor. This Letter Agreement may be terminated, at any time after 90 days from the date hereof, by either the Advisor or CTT upon 30 days written notice to the other party. Effective as of the date of this Letter Agreement and until the expiration of a period of 12 months from the date of the expiration or termination of this Letter Agreement, the Advisor will be paid all fees outlined above should CTT consummate a Transaction offered by any party (1) introduced to CTT by the Advisor or with which CTT or the Advisor on behalf of CTT has held discussions during the period of the Advisor's engagement pursuant to this Letter Agreement and (2) which was identified by Advisor on a written list limited to parties described in clause 1 above and delivered to the Company at the time of termination or expiration of this Letter Agreement.

D.   Obligations and Third Party Fees

     The obligation of the Company to pay any fees or expenses set forth herein shall not be assigned, delegated, or transferred to any other person or entity without the prior written consent of the Advisor.

     The Company understands and agrees that the Advisor will not be responsible for the payment of any fees, commissions, expenses, or other charges claimed by or payable to any financial or other advisor, or any other person or entity used or retained by the Company or any of its affiliates or any prospective or actual merger partner or capital provider. The Company also understands and agrees that the Advisor will not be responsible for the payment of any legal, accounting, printing or other costs incurred by the Company in connection herewith.

E.   Indemnification Provision

     Because the Advisor will be acting on behalf of CTT, CTT agrees to the indemnification provision (the
     "Indemnification Provision") attached to this Letter
     Agreement as Annex A and incorporated herein in its entirety.

F.   Arbitration

     Notwithstanding anything to the contrary contained herein, any controversy or claim arising out of or relating to this Letter Agreement or the breach thereof, shall be settled by arbitration in New York City before a referee in accordance with the rules of the National Association of Securities Dealers ("NASD") and the results of the arbitration shall be final and binding on the parties; judgment upon the award rendered by the arbitrator may be entered in any New York court having jurisdiction thereof.

G.   Additional Terms

     Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution and the obligation to pay fees and reimburse expenses contained herein and in the Indemnification Provision shall survive any expiration or termination of the Letter Agreement or the engagement of the Advisor pursuant to the terms of the Letter Agreement.

     During the term of the Letter Agreement, the Company will apprise the Advisor in a timely manner of material matters relevant to the Company's business and financial condition. For 12 months following the expiration or termination of the Letter Agreement, the Company will notify the Advisor of any Transaction with any person or entity on the list provided by Advisor to the Company pursuant to paragraph C of this Letter Agreement at least one week before the closing of such Transaction whenever practicable and promptly whenever not so practicable.

     The Company represents and warrants that to the best of its knowledge no information which it furnishes to the Advisor, including the Company's financial statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, and all forecasts are and will be based on reasonable assumptions. CTT acknowledges that the Advisor (i) will be using and relying on information available from CTT and generally recognized public sources (the "Information") without having independently verified the same; and (ii) does not assume responsibility for the accuracy or completeness of the Information.

     The Advisor agrees that any information supplied by and created in conjunction with the Company will be considered property of the Company and that any summaries or analyses by Advisor of any of such information created by the Advisor including, but not limited to, financial and valuation models needed for analysis of the Transactions shall be considered confidential information of the Company and shall be treated as such under this paragraph. The Advisor agrees to keep any information with respect to CTT and this Letter Agreement (including the summaries and analyses described above) confidential and shall not disclose or make use thereof except in connection with services hereunder for the Company, unless disclosure is required by applicable law or judicial process (and then only after prior written notice to the Company), any information is or becomes generally available to the public, or any information was or becomes available to the Advisor on a non-confidential basis from a source other than the Company or its representatives. No party to this Letter Agreement will be identified or referred to in any release or communication prepared by any other party to this Letter Agreement or any of its affiliates or associates without the first party's prior written consent.

     This Letter Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior agreements, may not be amended or modified except in writing executed by CTT and the Advisor, and shall be governed by and construed in accordance with the laws of the State of New York. This Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to Brooks, Houghton &
Company, Inc. the enclosed duplicate of this Letter Agreement.

It is a distinct privilege to be working with you on this important project. We look forward to developing a long term and mutually successful relationship with your company.

Sincerely yours,
BROOKS, HOUGHTON & COMPANY, INC. and BROOKS, HOUGHTON SECURITIES,
INC.

By:/s/ Kevin Centofanti               Dated: October 7, 2002
Name:Kevin Centofanti                 Title: Executive Director

By:/s/ Gerald Houghton                Dated: October 7, 2002
Name:Gerald Houghton                  Title: President

Agreed and Accepted by

COMPETITIVE TECHNOLOGIES, INC.

By:/s/ John B. Nano                   Date: October 7, 2002
Name: John B. Nano                    Title: President and CEO


                             ANNEX A

                    INDEMNIFICATION PROVISION

CTT, INC. ("CTT" or the "Company") agrees to indemnify and hold harmless Brooks, Houghton & Company, Inc., and its affiliates, Private Corporate Advisors, Inc., Brooks Houghton Securities, Inc., (collectively "BHC") and their respective directors, officers, employees, agents and each such person or entity, if any, who controls BHC or any of its affiliates within the meaning of the Securities Exchange Act of 1934 (BHC and all above-described entities or persons being an "Indemnified Party") from and against any and all losses, claims, damages, liabilities, and expenses whatsoever, joint or several (including all reasonable fees of counsel and other expenses incurred by an Indemnified Party in connection with the preparation for or defense of any claim, action, or proceeding, whether or not resulting in liability), as incurred, to which such Indemnified Party may become subject under any applicable Federal or state law, or otherwise, relating to or arising out of any proposed or consummated transaction covered by the Letter Agreement, except that the Company will not be liable hereunder to the extent that any loss, claim, damage, liability or expense is found in a final judgment by an arbitrator or a court to have resulted primarily from an Indemnified Party's gross negligence or willful malfeasance in the performance of its services described in the Letter Agreement.

The Company and BHC agree that if any indemnification or reimbursement sought pursuant to the preceding paragraph is finally judicially determined to be unavailable (except by reason of the gross negligence or willful malfeasance of BHC or its controlling person, directors, officers, employees or agents, as the case may be), then the Company and BHC shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportions as is appropriate to reflect (a) the relative benefits to the Company on the one hand, and BHC on the other hand, in connection with the transaction to which such indemnification or reimbursement relates, (b) the relative fault of the parties, and (c) other equitable considerations; provided, however, that in no event shall the amount to be contributed by BHC exceed the amount of the fees actually received by BHC hereunder. In connection with any claim for contribution, CTT agrees that it shall not require BHC to contribute any amount in excess of the amount of fees received by BHC pursuant to this Letter Agreement.

CTT and BHC mutually agree to notify each other promptly of the assertion against it or any other person of any claim or the commencement of any action, proceeding or investigation relating to any activity or transaction contemplated by this Letter Agreement.

BROOKS, HOUGHTON & COMPANY, INC.
444 Madison Avenue - 25th Floor - New York, NY 10022
Telephone: 212-753-1991 - Facsimile: 212-753-7730

July 10, 2003

By Email and Post
Confidential

Mr. John Nano
President and CEO
Competitive Technologies, Inc.
1960 Bronson Road
Fairfield, CT 06824

RE:  Extension Agreement to Letter Agreement Dated October 7, 2002

Dear John:

This letter will serve as an extension agreement (the "Extension Agreement") to Brooks, Houghton & Company, Inc.'s ("BHC") Letter Agreement with Competitive Technologies, Inc. ("CTT") dated October 7, 2002. This Extension Agreement shall be for a period of six (6) months from the date of execution of this Extension Agreement and thereafter will be subject to a 30 day termination notice by either Party.

Sincerely yours,


BROOKS, HOUGHTON & COMPANY, INC. and BROOKS, HOUGHTON SECURITIES,
INC.


By:  /s/ Gerald Houghton           Dated:    July 10, 2003
Name:    Gerald Houghton           Title:    President


By:  /s/ Kevin Centofanti               Dated:    July 10, 2003
Name:    Kevin Centofanti               Title:    Executive
Director


Agreed and Accepted by

COMPETITIVE TECHNOLOGIES, INC.


By:  /s/ John Nano                 Dated:    July 10, 2003
Name:    John Nano                 Title:    President and CEO